UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2026

AINOS, INC.
(Exact name of registrant as specified in its charter)

Texas	001-41461	75-1974352
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Post Oak Blvd, Suite 510-T80, Houston, TX 77056

(281) 898-6586

(Address and telephone number, including area code, of registrant’s principal executive offices)

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AIMD	The Nasdaq Stock Market LLC
Warrants to purchase Common Stock	AIMDW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On September 24, 2026 (the “Effective Date”), Ainos, Inc. (the “Company”) entered into a Global Exclusive License Agreement (the “License Agreement”) with BioPhoenix Co., Ltd., a company organized under the laws of the Republic of China (Taiwan) (“BioPhoenix”). The License Agreement covers the Company’s VELDONA® low-dose oral interferon alpha technology platform.

Under the License Agreement, the Company granted BioPhoenix an exclusive, worldwide, irrevocable, transferable and sublicensable license under certain of the Company’s intellectual property and related assets. The license allows BioPhoenix to research, develop, manufacture, have manufactured, use, import, export, offer for sale, sell, commercialize and otherwise exploit VELDONA® for Sjögren’s Disease and Thrombocytopenia (the “Licensed Indications”). The licensed territory covers all countries and territories worldwide. During the term and for 10 years after it ends, the Company may not compete with the Licensed Indications anywhere in the world. The Company also granted BioPhoenix a right of first refusal and a call option to license certain additional VELDONA® indications that have progressed to Phase 2 clinical trials. BioPhoenix further has an option to license other non-licensed VELDONA® indications under separate written agreements.

In consideration for the license, BioPhoenix will pay the Company an upfront license fee of $600,000. The upfront fee is due after BioPhoenix receives the complete data package and written confirmation that technology transfer is complete. BioPhoenix will also pay the Company a one-time fee when it grants its first sublicense to a third party. If BioPhoenix licenses all of the additional VELDONA® indications available under the License Agreement, the total license fees payable to the Company, including the upfront license fee and the first sublicense fee, would be approximately $10.0 million. In addition, the Company will receive twenty-five percent (25%) of BioPhoenix’s net sublicensing revenue for the Licensed Indications.

The License Agreement continues on an indication-by-indication and country-by-country basis until the later of (a) the expiration of the last-to-expire patent covering the applicable Licensed Indication or (b) 20 years after the Effective Date, unless terminated earlier. Either party may terminate the License Agreement for the other party’s uncured material breach or insolvency. The License Agreement contains customary representations, warranties, covenants, indemnification obligations and confidentiality provisions.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement, a copy of which is filed with this current report on Form 8-K as Exhibit 10.1 and is hereby incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On September 28, 2026, the Company announced the execution of the License Agreement with BioPhoenix. A copy of the press release issued by the Company in this connection is furnished herewith as Exhibit 99.1.

The information furnished with this Item 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 Financial Statement and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1#+	Global Exclusive License Agreement, dated September 24, 2026, by and between Ainos, Inc. and BioPhoenix Co., Ltd.
99.1	Press Release dated September 28, 2026, issued by the Ainos, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

# Annexes, schedules and/or exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish on a supplemental basis a copy of any omitted schedules and similar attachments to the Securities and Exchange Commission upon request.

+ Certain portions of this Exhibit were redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company hereby agrees to furnish a copy of any omitted portion to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ainos, Inc.

Date: September 28, 2026	By:	/s/ Chun-Hsien Tsai
	Name:	Chun-Hsien Tsai
	Title:	Chief Executive Officer